Exhibit 99.1

Scholastic Announces Fiscal 2008 Results and Fiscal 2009 Outlook

Fiscal 2008 Earnings from Continuing Operations per Diluted Share of $2.82 for Year, $0.75 for Fourth Quarter

Record Free Cash Flow of $188 Million Exceeds Expectations

Initiates Regular Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported its results for the fiscal 2008 fourth quarter and full year and its outlook for fiscal 2009. It also announced that its Board of Directors has declared a quarterly dividend of $0.075 per share to be paid on September 15, 2008 to shareholders of record on August 4, 2008.

“Given our track record of strong free cash flow, generating $188 million in fiscal 2008, and low debt levels, we repurchased $220 million in stock last year while continuing to invest in strategic growth opportunities,” stated Richard Robinson, Chairman, CEO and President. “Initiating a regular dividend allows us to return additional cash to Scholastic shareholders.”

For the fiscal year ended May 31, 2008, the Company had revenue from continuing operations of $2,205.6 million, up 15% from the prior year. Earnings from continuing operations rose to $2.82 per diluted share from $1.70 per diluted share in fiscal 2007. Fiscal 2008 results benefited significantly from the publication of the seventh and final book in the Harry Potter® series.

Revenue from continuing operations in the fourth quarter of fiscal 2008 declined 2% to $536.1 million. Earnings from continuing operations were $0.75 per diluted share compared to $1.04 per diluted share in the fourth quarter of fiscal 2007, primarily reflecting continued investment in the Company’s growth initiatives.

The Company reported that negotiations for the sale of its direct-to-home continuities business, which it previously announced it would exit, moved forward during the quarter, and that it expected to finalize terms in the first quarter of fiscal 2009. Scholastic also announced that it shut down its school-based continuities business effective May 31, 2008. As a result, both businesses have been classified for accounting purposes as discontinued operations in current and prior periods.

In fiscal 2008 the loss from discontinued operations, net of tax, was $3.39 per diluted share, compared to a net loss of $0.29 per diluted share in fiscal 2007. In the fourth quarter the loss from discontinued operations, net of tax, was $1.09 per diluted share compared to a net loss of $0.11 per diluted share in the prior year period. The greater loss in the current year and quarter primarily reflects non-cash asset write-downs, net of tax, of $2.62 and $0.79 per diluted share, respectively, recorded following the decisions to exit these businesses. In the current year and quarter, the net loss associated with direct-to-home continuities was $0.61 and $0.21 per diluted share, respectively, and with school-based continuities the net loss was $0.16 and $0.09 per diluted share, respectively.

Including continuing and discontinued operations, the fiscal 2008 net loss was $0.57 per diluted share compared to net earnings of $1.42 per diluted share in fiscal 2007. In the fiscal 2008 fourth quarter, the net loss was $0.34 per diluted share compared to net earnings of $0.93 per diluted share in the prior year period.

“Scholastic made important investments in fiscal 2008 to achieve ongoing revenue and profit growth and to reach 9 to 10% operating margins in 2010,” Mr. Robinson added. “These initiatives include:

1. Building and testing a second generation, online selling platform for School Book Clubs to launch in fiscal 2009, which improves on our online system that already handles 60% of Club orders;

2. Expanding the use of point-of-sale equipment and online tools in School Book Fairs, to improve merchandising and the book fair experience;

3. Developing new publishing and online properties, like the innovative multi-platform adventure series The 39 Clues™, which combines books, collectible cards, online games and an interactive website;

4. Investing in a stronger sales and service organization for Scholastic Education and in new technology products like System 44™, a prequel to our top-selling reading-intervention program READ 180®;

5. Accelerating investment in China and Southeast Asia to serve the growing market for English-language books and learning, where Scholastic’s business expanded by more than 20% in fiscal 2008.

“Though these investments impacted revenue and profit, particularly in the fourth quarter, we expect them to drive growth and favorable operating leverage in fiscal 2009. Last year we also committed to exit the unprofitable continuities division, in order to focus on building relationships to the home through our profitable Clubs, Fairs and online businesses.”

Mr. Robinson concluded, “Historically, the children’s book market has fared well during economic slowdowns. This factor, combined with Scholastic’s competitive pricing and unique value proposition relative to competitors, gives us confidence that we can achieve modest revenue growth in the current climate. In fiscal 2009 we also have plans to reduce costs by $25 to $35 million, through reductions in headcount and other spending areas. Based on these elements, this year’s plan delivers profit and margin growth (excluding Harry Potter) and moves us toward our goal of 9 to 10% operating margins in fiscal 2010.”

Fiscal 2009 Outlook

The Company expects total revenue from continuing operations in fiscal 2009 of approximately $2.0 to $2.1 billion, and earnings per diluted share from continuing operations in the range of $1.75 to $2.10. This guidance reflects growth in revenue of approximately 3 to 5%, and in earnings per diluted share of approximately 10 to 25%, excluding the benefit of Harry Potter in fiscal 2008. Free cash flow is expected to be approximately $90 to $100 million.

In Children’s Book Publishing and Distribution, the Company expects to achieve modest revenue growth and increased profitability, excluding Harry Potter sales. School Book Clubs’ new online selling platform should drive incremental orders from parents, teachers and children in that business. Continued revenue per fair growth is expected to drive modest growth in Fairs. New print and online publishing properties, such as The 39 Clues and Goosebumps HorrorLand, are expected to contribute to growth in non-Harry Potter Trade sales in fiscal 2009, along with The Hunger Games by Suzanne Collins and Inkdeath by Cornelia Funke, both from New York Times-bestselling authors.

In Educational Publishing, the launch of new technology products in fiscal 2009, increased focus on implementation support and the benefit of improved sales focus are expected to drive approximately 3 to 5% sales growth in educational technology, led by READ 180®, beginning in the second quarter. Operating profits are expected to increase from this higher-margin sales growth, cost reductions and a planned consolidation of sales management.

Cost and headcount reductions are planned to achieve $25 to $35 million in cost savings, though this is expected to be partially offset by higher paper, printing, shipping and fuel prices.

This outlook includes severance expense in line with fiscal 2008 of $0.11 per diluted share. However, there may be additional severance charges, which will be quantified during the year. Stock-based compensation expense is expected to be between $0.15 and $0.20 per diluted share after tax. The outlook for full year share count is approximately 38.6 million shares on a fully diluted basis.

The Company expects to make capital expenditures of approximately $65 to $75 million and to spend approximately $80 to $90 million on prepublication and production, reflecting the rescheduling of certain projects and continued investment in new education products and online properties.

Fiscal 2008 Results

Children’s Book Publishing and Distribution. Segment revenue in fiscal 2008 rose 24% to $1,164.7 million from $937.7 million in the prior year, with segment operating income increasing to $169.0 million from $95.5 million a year ago. In the fiscal 2008 fourth quarter segment revenue was approximately level at $263.6 million and operating income decreased to $35.9 million from $44.0 million.

Significantly improved full year results were driven by strong Harry Potter trade sales of approximately $270 million, up from $20 million in the prior year, following the successful publication of Harry Potter and the Deathly Hallows and higher sales of earlier titles in the series. Fourth quarter segment results, however, declined due to additional Harry Potter-related expenses. Other trade titles sold well during the year, including New York Times bestsellers Star Wars: A Pop-Up Guide to the Galaxy, How To Be The Best At Everything (The Boys’ Book), How To Be The Best At Everything (The Girls’ Book) and The Invention of Hugo Cabret by Brian Selznick, which won the prestigious Caldecott Medal for the most distinguished American picture book for children. Other award winners in fiscal 2008 were Henry’s Freedom Box, illustrated by Kadir Nelson, who won a Caldecott Honor, and Elijah of Buxton by Christopher Paul Curtis, which won a Newbery Honor for distinguished contribution to American children’s literature and the Coretta Scott King Author award.

Results for the year and quarter also improved in School Book Fairs, where higher revenue per fair helped drive modest revenue growth and improved profitability. Following the elimination of less profitable mailings, total orders and revenue declined modestly in School Book Clubs, as anticipated. Lower revenue and increased expenses associated with promotion tests and the roll-out of the new online selling platform impacted profitability in this business, particularly in the fourth quarter.

Educational Publishing. Segment revenue increased slightly to $414.1 million from $412.8 million in the prior year, as segment operating profit declined to $64.6 million from $76.3 million a year ago. In the fourth quarter segment revenue declined modestly to $108.6 million from $113.6 million a year ago, with segment operating profit of $22.4 million compared to $29.9 million in the prior year period.

Lower segment operating profit primarily reflects planned investments in the sales and service organization and in new product development. These actions also temporarily impacted sales productivity, slowing revenue growth in both periods.

Despite double-digit declines in industry-wide sales of supplemental curriculum products, the Company’s supplemental print sales decreased only modestly for the year and fourth quarter. Sales of READ 180 and total educational technology sales held approximately level for the year, and declined in the fourth quarter, relative to a strong prior year comparison.

International. Segment revenue rose 15% to $470.6 million from $409.0 million in the prior year, while segment operating income improved 11% to $39.5 million from $35.7 million a year ago. In the fourth quarter segment revenue increased to $124.5 million from $119.6 million in the prior year period, and operating income was $11.6 million compared to $15.9 million a year earlier. Favorable foreign exchange positively impacted revenue by $41.1 million in the year and by $9.1 million in the fourth quarter.

For the year, strong performance in Australia, the United Kingdom and Asia benefited results. In the fourth quarter, lower revenue and profitability primarily reflect lower Export sales, relative to the prior year period which benefited from a large sale of READ 180, partially offset by improved results in Canada.

Media, Licensing and Advertising. Segment revenue declined to $156.2 million from $162.4 million in the prior year period and segment operating income was $10.4 million compared to $15.9 million in the year ago period. In the fourth quarter, segment revenue was $39.4 million, down from $49.2 million in the prior year quarter, and segment operating income decreased to $2.4 million from $9.9 million a year earlier.

Lower results in the quarter and the year largely reflect a shift in School Book Fairs sales mix and merchandising toward books and away from interactive products, which are reported in this segment. This offset strong sales of interactive products in the retail channel, including the Company’s titles for Leapster and Nintendo.

Other Financial Results. Corporate Overhead expense declined to $76.8 million in fiscal 2008 from $77.8 million in the prior year. This improvement reflects successful overhead cost reductions, partly offset by higher Harry Potter-related expense and unallocated stock-based compensation expense relative to the prior year. Total stock-based compensation expense per diluted share was $0.11 in the fiscal year compared to $0.05 in the prior year. Severance expense per diluted share was $0.11 in the fiscal year compared to $0.21 in the prior year. Fiscal 2008 results include an expense related to the termination of a sublease of $0.02 per diluted share compared to a gain of $0.07 per diluted share on the sale of an investment in the prior year.

As anticipated, costs related to Harry Potter sales led to higher cost of goods sold in fiscal 2008 and in the fourth quarter, compared to prior year periods. Also in line with expectation, selling, general and administrative expense increased in fiscal 2008, primarily reflecting increased Harry Potter-related spending, foreign exchange impact, greater spending on the education sales force and higher stock-based compensation expense.

Free cash flow (as defined) in fiscal 2008 was $187.7 million, compared to $76.3 million in the prior year. The large year-over-year improvement reflects higher earnings and improved working capital levels in continuing operations, as well as the timing of certain expense and royalty payments. Working capital levels also improved in discontinued operations, due to the Company’s careful management of spending and cash collections in that area, benefiting free cash flow. Free cash flow exceeded the Company’s prior guidance primarily due to the postponement of certain prepublication and capital expenditures originally planned for fiscal 2008, as well as due to the timing of payments and working capital improvements in discontinued operations.

In fiscal 2008, the Company acquired approximately 6.4 million shares of its common stock for $220.0 million under previously announced share purchase programs. Through July 18, 2008 the Company had purchased an additional 251,788 shares for $7.1 million under the current program, which had a remaining authorization to repurchase up to $12.9 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

The adoption of FIN 48 (“Accounting for Uncertainty in Income Taxes”) effective June 1, 2007 resulted in additional tax expense of $0.03 per diluted share in fiscal 2008; together with a discrete tax item in connection with FAS 109 (“Accounting for Income Taxes”), it resulted in additional tax expense of $0.04 per diluted share in fiscal 2008.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 24, 2008. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (888) 868-9079 from within the U.S. or +1 (973) 935-8510 internationally. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except share and per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	5/31/2008 (1)	5/31/2007 (1)	5/31/2008 (1)	5/31/2007 (1)

Revenues (2)	$536.1	$546.8	$2,205.6	$1,921.9

Operating costs and expenses:
Cost of goods sold	243.8	237.7	1,053.7	893.4
Selling, general and administrative expenses	220.6	208.6	869.2	806.6
Bad debt expense	2.4	2.7	11.4	12.8
Depreciation and amortization	18.6	17.5	64.6	63.5
Total operating costs and expenses	485.4	466.5	1,998.9	1,776.3

Operating income	50.7	80.3	206.7	145.6

Other income (3)	3.5	-	2.6	3.0

Interest expense, net	5.4	7.4	29.8	30.9

Earnings from continuing operations before income taxes	48.8	72.9	179.5	117.7

Provision for income taxes	19.9	27.6	68.9	44.6

Earnings from continuing operations	28.9	45.3	110.6	73.1

Loss from discontinued operations, net of tax (4)	(42.0)	(4.9)	(133.0)	(12.2)

Net (loss) income	($13.1)	$40.4	($22.4)	$60.9

Basic and diluted (loss) earnings per Share of Class A and Common Stock:
Basic:
Earnings from continuing operations	0.76	1.05	2.86	1.72
Loss from discontinued operations, net of tax	(1.10)	(0.11)	(3.44)	(0.29)
Net (loss) income	(0.34)	0.94	(0.58)	1.43

Diluted:
Earnings from continuing operations	0.75	1.04	2.82	1.70
Loss from discontinued operations, net of tax	(1.09)	(0.11)	(3.39)	(0.29)
Net (loss) income	(0.34)	0.93	(0.57)	1.42

Weighted average shares outstanding (5)
Basic	38.2	43.0	38.7	42.5
Diluted	38.5	43.4	39.2	43.0

(1)	As announced, the Company intends to sell its U.S., U.K. and Canadian direct-to-home continuities businesses, and has shut down its school-based continuities business effective May 31, 2008. As a result, the results of operations associated with these businesses are presented as discontinued operations for accounting purposes in the fiscal 2008 and prior year periods.

(2)	Revenue related to discontinued operations is not reported in the Company’s revenue from continuing operations. Revenue related to the discontinued direct-to-home continuities business was $37.7 and $167.8 for the three and twelve months ended May 31, 2008 and $49.8 and $195.7 for the three and twelve months ended May 31, 2007, respectively. Revenue related to the discontinued school-based continuities business was $7.4 and $39.3 for the three and twelve months ended May 31, 2008 and $15.2 and $61.5 for the three and twelve months ended May 31, 2007, respectively.

(3)	In the three months ended May 31, 2008, the Company recorded pre-tax other income of $3.5 ($0.09 per diluted share) consisting of a gain on note repurchases of $2.1 ($0.05 per diluted share) and a currency gain on settlement of a loan of $1.4 ($0.04 per diluted share). In the twelve months ended May 31, 2008, the Company recorded $2.6 in other income ($0.07 per diluted share), representing the fourth quarter net other income further offset by $0.9 ($0.02 per diluted share) other expense from an early termination of one of the Company's subleases. In the twelve months ended May 31, 2007, the Company recorded a pre-tax gain on the sale of an investment of $3.0, or $0.07 per diluted share.

(4)	In the three and twelve months ended May 31, 2008, the Company recorded a non-cash write down of certain assets, net of tax, of $30.5 and $102.5 ($0.79 and $2.62 per diluted share), respectively, following the Company's decision to sell its direct-to-home continuities business and to shut down its school-based continuities business. Operating losses associated with the direct-to-home continuities business, net of tax, were $7.9 and $24.1 ($0.21 and $0.61 per diluted share) in the three and twelve months ended May 31, 2008, respectively, compared to $4.7 and $12.9 ($0.11 and $0.30 per diluted share) in the respective prior year periods. Operating losses associated with the school-based continuities business, net of tax, were $3.6 and $6.1 ($0.09 and $0.16 per diluted share) in the three and twelve months ended May 31, 2008, respectively, compared to an operating loss, net of tax, of $0.2 and operating income, net of tax, of $0.7 ($0.00 and $0.02 per diluted share) in the respective prior year periods.

(5)

On June 1, 2007, the Company entered into an agreement to repurchase $200.0 of its outstanding Common Stock under a “collared” Accelerated Share Repurchase (the “ASR”) Agreement. Under the ASR, the Company initially received approximately 5.1 million shares of Common Stock on June 28, 2007. On October 29, 2007, the settlement date of the ASR, the Corporation received another 0.7 million shares at no additional cost, bringing the total number of shares repurchased and received under the ASR to 5.8 million shares, which is reflected in the Treasury Stock component of Stockholders’ equity. Also reflected in basic and diluted weighted average shares outstanding for the fiscal 2008 periods is an additional 0.5 million shares of Common Stock repurchased by the Company in open market transactions during the quarter ended May 31, 2008 and 0.7 million shares during the twelve months ended May 31, 2008. In total, this had a 4.9 million share effect on basic and diluted weighted average shares outstanding for the twelve months ended May 31, 2008.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	5/31/08 (1)	5/31/07 (1)	Change		5/31/08 (1)	5/31/07 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$78.1	$83.1	($5.0)	(6%)	$336.7	$360.6	($23.9)	(7%)
Trade	40.6	42.3	(1.7)	(4%)	422.3	183.4	238.9	*
Book Fairs	144.9	139.0	5.9	4%	405.7	393.7	12.0	3%
Total revenue	263.6	264.4	(0.8)	(0%)	1,164.7	937.7	227.0	24%
Operating income	35.9	44.0	(8.1)	(18%)	169.0	95.5	73.5	77%
Operating margin	13.6%	16.6%			14.5%	10.2%
Educational Publishing
Revenue	108.6	113.6	(5.0)	(4%)	414.1	412.8	1.3	0%
Operating income	22.4	29.9	(7.5)	(25%)	64.6	76.3	(11.7)	(15%)
Operating margin	20.6%	26.3%			15.6%	18.5%
International
Revenue	124.5	119.6	4.9	4%	470.6	409.0	61.6	15%
Operating income	11.6	15.9	(4.3)	(27%)	39.5	35.7	3.8	11%
Operating margin	9.3%	13.3%			8.4%	8.7%
Media, Licensing and Advertising
Revenue	39.4	49.2	(9.8)	(20%)	156.2	162.4	(6.2)	(4%)
Operating income	2.4	9.9	(7.5)	(76%)	10.4	15.9	(5.5)	(35%)
Operating margin	6.1%	20.1%			6.7%	9.8%
Overhead expense	21.6	19.4	(2.2)	(11%)	76.8	77.8	1.0	1%
Operating income from continuing operations	$50.7	$80.3	($29.6)	(37%)	$206.7	$145.6	$61.1	42%

(1) Results for the three and twelve month periods ended May 31, 2008 and May 31, 2007 reflect continuing operations and exclude discontinued operations. The Company's domestic direct-to-home and school-based continuities businesses were formerly included in the Children's Book Publishing and Distribution segment and the international direct-to-home business was formerly included in the International segment. The Company's Maumelle facility, which is included in discontinued operations, was formerly included in Overhead. All corresponding prior year periods presented have been reclassified to reflect this presentation.

*Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS (1)

		5/31/2008	5/31/2007

Continuing Operations
	Cash and cash equivalents	$120.0	$21.6
	Accounts receivable, net	220.1	230.7
	Inventories	370.2	375.4
	Accounts payable	109.7	121.7
	Accrued royalties	46.2	34.3
	Lines of credit, short-term debt and current portion of long-term debt	54.6	66.2
	Long-term debt, excluding current portion	295.1	173.4
	Total debt	349.7	239.6
	Total capital lease obligations	61.6	65.3
	Net debt (2)	229.7	218.0

Discontinued Operations
	Total assets of discontinued operations (3)	30.7	234.2
	Total liabilities of discontinued operations	16.0	25.5

Total stockholders' equity		928.9	1,129.0

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		5/31/2008	5/31/2007	5/31/2008	5/31/2007

	Net cash provided by operations (4)	$2.1	$139.3	$308.6	$179.6
	Less: Additions to property, plant and equipment	23.1	21.7	58.7	49.4
	Pre-publication and production costs	20.5	18.9	62.2	53.9

	Free cash flow (use) (5)	($41.5)	$98.7	$187.7	$76.3

(1)	The Company is currently evaluating the carrying value of certain assets associated with its discontinued operations. Based upon this evaluation, the values of these assets and retained earnings may change for the current period or for historical periods.
(2)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(3)	The decline in Total assets of discontinued operations between the two year-end dates shown reflects the write-down of certain assets associated with the discontinued operations held for sale totaling $157.5.

(4)	Net cash provided by operations also includes net cash provided by discontinued operations of $1.0 and net cash used by operations of $5.5 for the three and twelve months ended May 31, 2008, respectively, and net cash used by operations of $11.4 and $4.8 for the respective prior year periods.

(5)	Free cash flow or use is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

CONTACT:
Scholastic Corporation
Media
Kyle Good, 212-343-4563
or
Investors
Jeffrey Mathews, 212-343-6741